UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 5, 2026

C2 Blockchain, Inc.

(Exact name of registrant as specified in its charter)

NV	000-56340	87-2645378
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12818 SW 8th St Unit #2008

Miami, FL 33184

(Address of principal executive offices)

888-437-3432

(Registrant’s telephone number, including area code)

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Unless otherwise indicated or the context otherwise requires, references in this report to “we,” “us,” “our,” “C2 Blockchain,” or the “Company” refer to C2 Blockchain, Inc.

Item 1.01 Entry into a Material Definitive Agreement

On or about February 5, 2026, the Company entered into a Convertible Promissory Note (the “Note”) pursuant to a Note Purchase Agreement of the same date for aggregate gross proceeds of $25,000. The Company received the proceeds from the Note on February 11, 2026.

The Note has a principal amount of $25,000, bears interest at a rate of 10% per annum, and matures on August 5, 2026, unless earlier converted or prepaid in accordance with its terms.

At any time following issuance, the holder may convert all or any portion of the outstanding principal and accrued interest into shares of the Company’s common stock, $0.001 par value per share, at the holder’s election, at either a fixed conversion price of $0.01 per share or a variable conversion price equal to 50% of the lowest trading price of the Company’s common stock during the 10 trading days prior to conversion. The holder may select the lower of the fixed price or the variable conversion price at the time of conversion. The Note includes a beneficial ownership limitation prohibiting conversion to the extent that, after giving effect to such conversion, the holder and its affiliates would beneficially own more than 4.99% of the Company’s outstanding common stock.

The Note may be prepaid by the Company only with the prior written consent of the holder. Upon an event of default, the Note may become immediately due and payable and may accrue interest at a rate up to 24% per annum, subject to applicable law. The Company has agreed to reserve sufficient authorized shares to permit full conversion of the Note.

On or about February 11, 2026, the Company entered into a subscription agreement with an accredited investor pursuant to which the investor agreed to purchase 250,000 shares of the Company’s common stock at a purchase price of $0.04 per share for aggregate gross proceeds of $10,000. The shares are expected to be issued in book entry form upon completion of administrative processing by the Company’s transfer agent.

The foregoing descriptions are summaries of the material terms of the applicable agreements and do not purport to be complete.

Item 2.03 Creation of a Direct Financial Obligation

The information set forth in Item 1.01 regarding the Note is incorporated herein by reference.

On or about February 5, 2026, the Company issued the Note in the principal amount of $25,000. The Note bears interest at 10% per annum and matures on August 5, 2026, unless earlier converted or repaid in accordance with its terms.

Item 3.02 Unregistered Sales of Equity Securities

On or about February 5, 2026, the Company issued the Convertible Promissory Note in the principal amount of $25,000 in a private transaction.

On or about February 11, 2026, the Company entered into a subscription agreement with an accredited investor for the purchase of 250,000 shares of the Company’s common stock at a purchase price of $0.04 per share for aggregate gross proceeds of $10,000. The shares are expected to be issued in book entry form upon completion of processing by the Company’s transfer agent.

The foregoing securities were offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. No general solicitation or advertising was used in connection with the offering.

The dates referenced above reflect the execution dates of the applicable instruments. The receipt of funds and the issuance and book entry recording of the securities may occur on different dates due to administrative processing and closing mechanics.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C2 Blockchain, Inc.

Dated: February 17, 2026

By: /s/ Levi Jacobson

Levi Jacobson

Chief Executive Officer, President, and Director